Fund Accounting Fee Letter

for

Fairlead Tactical Sector ETF

a series of

Capitol Series Trust

This Fund Accounting Fee Letter dated March 8, 2022 (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”) for Fairlead Tactical Sector ETF (referred to herein as a “Fund” or as the “Funds”) pursuant to that certain ETF Master Services Agreement dated December 8, 2021, and the Fund Accounting Addendum dated December 8, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, which fee is included in the Fund Administration Fees, plus itemized fees as follows:

1.1.	Multi-Manager: For multi-manager funds, Ultimus charges a fee of $[REDACTED] per month per manager over one.

1.2.	Price Quotes: The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.0824
International Equity (Non Fair Value)	$0.4120
Corporate Bonds, MBS Bonds, MBS ARMs, and Money Markets	$0.6180
Government/Agency	$0.5974
Floating Rate MTN	$0.6386
Municipal Bonds	$0.6798
High Yield Corporate Bonds, High Yield Municipal Bonds	$0.8446
International Bond	$1.1124
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs	$1.1227
CMBS	$1.4626
CDO & CLO	$3.8625
Options	$0.1000
Futures(Listed)	$0.2700
Leverage Loans/Bank loans [monthly]	$16.0000
Exchange Rates - Spot and Forwards	$0.6765
International Equity (Fair Value)	$0.7210
CDS & CDX Swaps	$62.5000
Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 1 of 4

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided (other than odd lot pricing)	$[REDACTED] per month up to 10 manual inputs
Odd Lot Pricing Fee	$[REDACTED]/Fund per month plus $15/odd lot security per month
Controlled Foreign Corporation (CFC)	$[REDACTED] per month per CFC

1.3.	Special Reports/Programming Fees: All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is $[REDACTED] per hour and is subject to change.

1.4.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Trust, the Funds, or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Term

2.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the ETF Master Services Agreement’s Initial Term (the “Initial Term”).

2.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive two-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 150 days prior to the end of the Initial Term or the then-current Renewal Term.

2.3.	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

2.4.	Early Termination. Any Early Termination under the Agreement with respect to a Fund shall subject the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

2.5.	Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust or the Adviser the compensation described in this Fee Letter through the end of the then-current term, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’
Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 2 of 4

activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services as mutually agreed to by Ultimus and the Trust.

3.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Funds’ behalf, including, but not limited to the cost of obtaining secondary security market quotes and other securities data utilized by the Funds and performance reporting (including after-tax performance reporting). The Trust and each Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Trust’s other vendors and providers that provide services to the Fund.

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 3 of 4

The parties duly executed this Fund Accounting Fee Letter dated March 8, 2022.

	Capitol Series Trust on its own behalf and on behalf of the Fairlead Tactical Sector ETF		Ultimus Fund Solutions, LLC
By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Cary Street Partners Asset Management LLC
By:	/s/ Thomas Herrick
Name:	Thomas Herrick
Title:	CIO/Managing Director

Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 4 of 4

Fund Administration Fee Letter

for

Fairlead Tactical Sector ETF

a series of

Capitol Series Trust

This Fund Administration Fee Letter dated March 8, 2022 (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”) for Fairlead Tactical Sector ETF (referred to herein as the “Fund” or the “Funds”) pursuant to that certain ETF Master Services Agreement dated December 8, 2021, and the Fund Administration Addendum dated December 8, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Fund Administration Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to the Funds as follows:

Average Daily Net Assets	Administration Fee
Up to $250 million	[REDACTED]%
$250 million to $500 million	[REDACTED]%
In excess of $500 million	[REDACTED]%

The fee will be calculated based on the aggregate net assets of the Funds and distributed to the Funds on a pro rata basis or other Board approved methodology.

The fee will be subject to an annual minimum of $[REDACTED] for the first twelve (12) months following the Agreement Effective Date, an annual minimum of $[REDACTED] for the second twelve (12) months following the Agreement Effective Date, and an annual minimum of $[REDACTED] thereafter with respect to each Fund.

1.2	Reporting Modernization fee: Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from Ultimus:

3rd Party Data Sourcing including data only	ICE [InterContinental Exchange, fka “IDC”]	$2,000-3,000**
or
3rd Party Data Sourcing w/Liquidity Classifications	ICE [InterContinental Exchange, fka “IDC”]	$3,000-4,000**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Equity Funds	$7,500-8,500***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Fixed Income/Other non-Equity Funds	$8,500-$10,000***

** The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.
Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 1 of 5

*** The range is dependent on the requirement that a Fund determine a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of its holdings in equity securities, ETFs and Mutual Funds.

1.3.	Tax Provisioning/ASC 740 Compliance fee. The Fund shall pay Ultimus $[REDACTED] per calendar quarter for tax provisioning services and ASC 740 Compliance.

- Additional fees relating to tax provisioning or tax compliance may arise relative to certain strategies or approaches taken by the adviser with respect to portfolio management. The following are examples of fees that may be charged:

- Schedule K-1 fee – for funds with investments requiring additional processing, including, without limitation, funds with more than 10 Schedule K-1s or tiered partnerships or private partnerships whereby additional Schedule K-1s are received, each additional K-1 over 10 will be charged at $100 per K-1 received. For tiered partnerships and private partnerships, each K-1 over 10 will be charged a fee of $250 per partnership K-1 received.

- Fee for separate tax year from fiscal year – in cases where a fund elects or is otherwise required to have a tax reporting year-end that is different from its fiscal year-end, an additional $[REDACTED] per year may be charged.

- Wholly-owned subsidiary fee – in cases where a fund elects or is otherwise required to have a wholly-owned subsidiary [for example: controlled foreign corporation/Cayman subsidiary], an additional fee of $1,000 may be charged.

- Trust Preferred Securities [“TRUPS”] fee – in cases where a fund holds TRUPS and transactions in total are more than 500 tax lots, an additional fee of $[REDACTED] may be charged. If between 501-2,500 tax lots, an additional fee of $2,000 may be charged. Transactions over 2,500 tax lots may be charged an additional fee of $[REDACTED].

- QCCO and Tax Straddle fee – in cases where a fund wittingly or unwittingly engages in QCCO or tax straddle transactions, an additional fee of $2,000 may be charged. Note: for funds with significant volume in such transactions an outsourced solution may be preferable and there will be no fee paid to Ultimus, but rather an expense will be incurred for an unaffiliated servicer.

- Equalization service fee – in cases where a fund elects to utilize a tax equalization strategy, an additional fee of $500-$1,000 may be charged.

- Distribution estimates fee – in cases where an advisor requests more than 2 estimates in a distribution period [“period” defined as year-end for excise or fiscal purposes], an additional fee of $250-$500 per estimate over 2 may be charged.

- Tax diversification testing fee – in cases where a fund invests in certain investments such as funds of funds structures whereby private funds are held and the look through and aggregation of underlying holdings needs to be completed manually to complete post-trade compliance testing, an additional fee of $[REDACTED] per month may be charged [for up to 10 underlying fund look-throughs].

1.4.	Special Reports/Programming Fees. All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is $[REDACTED] per hour and is subject to change.

1.5.	The fees are computed daily and payable monthly, along with any reimbursable expenses. The Trust, the Funds, or the Adviser agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by
Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 2 of 5

Ultimus of the Trust’s, the Funds’, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus for certain reimbursable expenses incurred on each Fund’s behalf, including, but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust or the Adviser. The Trust and each Fund will be responsible for the Fund’s normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Trust’s other vendors and providers that provide services to the Fund.

3.

☒ Check this box for ETF Fund Data Web Package (described below)

$[REDACTED] initial set up charge

$[REDACTED] annual maintenance (invoiced annually in advance)

4.	Term
4.1	Initial Term. This Fee Letter shall continue in effect until the expiration of the ETF Master Services Agreement’s Initial Term (the “Initial Term”).

4.2	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive two-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 150 days prior to the end of the Initial Term or the then-current Renewal Term.

4.3	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for post-termination de-conversion or liquidation services.

4.4	Early Termination. Any Early Termination under the Agreement with respect to a Fund shall subject the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

4.5	Liquidation. Upon termination of the Agreement with respect to a Fund due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust or the Adviser the compensation described in this Fee Letter through the end of the then-current term, the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for post-termination liquidation services as mutually agreed to by Ultimus and the Trust.

5.       Fee Increases

Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 3 of 5

On each anniversary date of the Agreement, Ultimus will increase the base fees listed in Section 1.1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

6.       Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 4 of 5

The parties duly executed this Fund Administration Fee Letter dated March 8, 2022.

	Capitol Series Trust on its own behalf and on behalf of the Fairlead Tactical Sector ETF		Ultimus Fund Solutions, LLC
By:	/s/ Matthew M. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Cary Street Partners Asset Management LLC
By:	/s/ Thomas Herrick
Name:	Thomas Herrick
Title:	CIO/Managing Director
Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 5 of 5

ONLINE WEB SERVICES

ETF FUND DATA WEB PACKAGE - WEB SERVICES

Market Data

Comprehensive Market Data hosted by Ultimus updated nightly

I Daily NAV Price

I Daily NAV Price Change

I Daily NAV Price Change Percentage

I Market Price – Mid Point between Bid and Ask at Market Close

I Market Price Change

I Premium / Discount

I Shares Outstanding

I Volume

I Total Net Assets

Performance Data

Comprehensive Performance Data hosted by Ultimus

l ETF Fund NAV and Market Price performance updated nightly

l Index performance available (Additional Licensing Fees may be required)

I Growth of $10,000 chart available

Holdings Data

Fund holdings data hosted by Ultimus updated nightly to meet fund disclosure rules

l Top ten holdings and all holdings available

I Fields Available

I Symbol

I Name

I Market Value

I Percent of Net Assets

Distributions Data

Distributions data will be available to show most recent and historical distributions paid by the ETF

I Fields Available

I Ex Date

I Record Date

I Pay Date

I ST Cap Gains, LT Cap Gains, Income/Other

I Total Distribution Amount

Analytics Data

I Provide 30 Day SEC Yield updated monthly

I Provide Distribution Rate updated monthly

Capitol Series Trust – Cary Street Partners Fund Accounting Fee Letter March 8, 2022	Page 1 of 4

Document Center Web Page

Provides online access to PDF’s of the Fund’s Regulatory Documents

I Documents Hosted

I Prospectus

I SAI

I Semi-Annual Report

I Annual report

I Fund Fact Sheet

I Ultimus provides a direct link to the PDF’s in the document center for viewing on the fund’s website. The link will be utilized on Fund’s own website to provide seamless integration with Ultimus’ document center

REPORTING SERVICES

l Included in our services at no cost

l Next Generation Secure Web-Based Report Delivery Vehicle

l Allows for Direct Request or Subscription Based Delivery

l Reports Available in Multiple Formats (PDF, Excel, XML, CSV)

PRICING

ETF Fund Data Web Package Fees:

$5,000 initial set up charge

$4,000 annual maintenance invoiced annually in advance

Reporting Services Fees: No cost